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                                                                  Exhibit 11(ii)


INDEPENDENT AUDITORS' CONSENT

Board of Directors of State Bond Money Funds, Inc.
 and Shareholders of State Bond Cash Management Fund:

We consent to the use in the Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A of State Bond Cash Management Fund filed under the Investment Company Act of 1940 and the Securities Act of 1933 of our report dated August 26, 1994 accompanying the financial statements of State Bond Cash Management Fund for the year ended July 31, 1994, as listed in Item 24(a) of such Registration Statement, and to the reference to us under the heading "Financial Highlights" appearing in the Prospectus which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
-------------------------

Minneapolis, Minnesota
September 25, 1995